Exhibit 99.1

Contact: Contact Kenn Entringer at Casey Communications, Inc., (314) 721-2828 kentringer@caseycomm.com

July 21, 2011

Cass Information Systems, Inc. Reports

Record 2nd Quarter 2011 Earnings; 17% Increase over Q2 2010

Also Declares Regular Quarterly Dividend

ST. LOUIS – Cass Information Systems, Inc. (NASDAQ:CASS), the nation’s leading provider of transportation, utility and telecom invoice payment and information services, reported record second quarter 2011 earnings of $.61 per diluted share, a 17% increase over the $.52 per diluted share it earned in the second quarter of 2010. Net income for the period was $5.7 million, a 17% increase over the $4.9 million reported in 2010.

	2nd Quarter		% Change	YTD		% Change
	2011	2010		2011	2010
Transportation Dollar Volume	$5.3 billion	$4.2 billion	25.4	$9.8 billion	$8.0 billion	23.4
Utility Dollar Volume	$2.6 billion	$2.5 billion	4.4	$5.2 billion	$5.1 billion	3.7
Revenues	$26.6 million	$23.8 million	12.0	$52.7 million	$46.5 million	13.2
Net Income	$5.7 million	$4.9 million	17.1	$11.5 million	$9.6 million	18.7
Diluted Earnings per Share	$.61	$.52	17.3	$1.21	$1.02	18.6

2011 2nd Quarter Recap

Increased activity from both base customers and new customers helped transportation dollar volume surge more than 25%, with utility dollar volume up a steady 4%. Overall, revenues for the quarter grew to $26.6 million, a 12% increase over the $23.8 million posted in 2010.

Net investment income increased $1.0 million, or 11%, primarily due to an increase in average earning assets.

Operating expenses were up 11%, or $1.8 million, as Cass increased salaries and benefits to support the growth in business volume.

Six-Month 2011 Recap

For the six-month period ended June 30, 2011, the company earned $1.21 per diluted share, a 19% increase over the $1.02 per diluted share earned in the first half of 2010. Net income was $11.5 million, 19% higher than the $9.6 million earned in 2010. Revenues rose 13%, from $46.5 million in 2010 to $52.7 million in 2011.

Operating expenses were up 11%, or $3.7 million, as Cass increased salaries and benefits to support volume growth.

“As this quarter’s results attest, Cass Information Systems continues to steadily grow despite a still-tepid economic recovery,” said Eric H. Brunngraber, Cass president and chief executive officer. “That success re-affirms our belief in our core business strategy, one based on financial strength and a commitment to invest in initiatives that clients find of value and that strengthen our working relationships with them.”

Cash Dividend Declared

On July 18, 2011, the company’s board of directors declared a third quarter dividend of $.16 per share payable September 15, 2011 to shareholders of record September 5, 2011. Cass has continuously paid regularly scheduled cash dividends since 1934.

About Cass Information Systems

Cass Information Systems is the leading provider of transportation, utility and telecom invoice payment and information services. The company, which has been involved in the payables services and information support business since 1956, disburses over $27 billion annually on behalf of customers from processing centers in St. Louis, Mo., Columbus, Ohio, Boston, Mass., Greenville, S.C. and Wellington, Kansas. The support of Cass Commercial Bank, founded in 1906, makes Cass Information Systems unique in the industry. Cass is part of the Russell 2000® Index.

Note to Investors

Certain matters set forth in this news release may contain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance. However, such performance involves risks and uncertainties that may cause actual results to differ materially from those in such statements. For a discussion of certain factors that may cause such forward-looking statements to differ materially from the company’s actual results, see the company’s reports filed from time to time with the Securities and Exchange Commission including the company’s annual report on Form 10-K for the year ended December 31, 2010.

Selected Consolidated Financial Data

The following table presents selected unaudited consolidated financial data (in thousands, except per share data) for the periods ended June 30, 2011 and 2010:

	Quarter Ended 6/30/11	Quarter Ended 6/30/10	Six Months Ended 6/30/11	Six Months Ended 6/30/10
Transportation Invoice Volume	7,486	6,716	14,156	12,733
Transportation Dollar Volume	$5,260,144	$4,193,903	$9,829,074	$7,962,844
Utility Transaction Volume	3,340	3,045	6,698	6,100
Utility Dollar Volume	$2,559,095	$2,451,775	$5,248,330	$5,059,874

Payment and Processing Fees	$15,219	$13,533	$29,566	$26,278
Net Investment Income	10,820	9,782	22,068	19,334
Gain on Sales of Securities	48	—	48	—
Other	516	435	1,001	915

Total Revenues	$26,603	$23,750	$52,683	$46,527

Salaries and Benefits	$14,146	$12,683	$27,852	$25,173
Occupancy	557	611	1,205	1,183
Equipment	848	916	1,695	1,814
Other	3,084	2,640	6,017	4,877

Total Operating Expenses	$18,635	$16,850	$36,769	$33,047

Income from Operations before Income Taxes	$7,968	$6,900	$15,914	$13,480
Provision for Income Taxes	2,229	2,000	4,456	3,831

Net Income	$5,739	$4,900	$11,458	$9,649

Basic Earnings per Share	$.61	$.52	$1.22	$1.03

Diluted Earnings per Share	$.61	$.52	$1.21	$1.02

Average Earning Assets	$1,146,708	$1,017,818	$1,148,130	$1,001,350
Net Interest Margin	4.55%	4.77%	4.58%	4.77%
Allowance for Loan Losses to Loans	1.84%	1.49%	1.84%	1.49%
Non-performing Loans to Total Loans	1.09%	.22%	1.09%	.22%
Net Loan (Recoveries) Charge-offs to Loans	—	—	(.01)%	.03%
Provision for Loan Losses	$850	$1,150	$1,300	$2,050